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                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

  67 Check this box if no longer subject to Section 16, Form 4 or Form 5
     [ ] obligations may continue.

     (Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller, III                          Lloyd                  I.
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   (Last)                           (First)             (Middle)

4550 Gordon Drive
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                                    (Street)

Naples                                  FL                       34102
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(City)                             (State)                       (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Aldila, Inc. - ALDA

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________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

###-##-####

________________________________________________________________________________
4.   Statement for Month/Year

                    March, 2001
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________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                         6.
                                                   4.                       5.           Owner-
                                                   Securities Acquired (A)  Amount of    ship
                                      3.           or Disposed of (D)       Securities   Form:     7.
                                      Transaction  (Instr. 3, 4 and 5)      Beneficially Direct    Nature of
                     2.               Code         ------------------------ Owned at End (D) or    Indirect
1.                   Transaction      (Instr. 8)               (A)          of Month     Indirect  Beneficial
Title of Security    Date             ------------     Amount  or    Price  (Instr. 3    (I)       Ownership
(Instr. 3)          (Month/Day/Year)   Code     V              (D)          and 4)       (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------

Common Stock         3/14/01            P               12,500  A   $1.84375            I   By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------
Common Stock         3/16/01            P               37,300  A   $1.8125             I   By Milfam II, L.P.
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Common Stock         3/20/01            P               23,000  A   $1.6875             I   By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------
Common Stock         3/21/01            P               35,000  A   $1.5856             I   By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------
Common Stock         3/22/01            P                4,400  A   $1.50    842,975(1) I   By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------
Common Stock         3/14/01            P               12,500  A   $1.84375            I   By Lloyd I. Miller,
                                                                                            III, Trust A-4
------------------------------------------------------------------------------------------------------------------
Common Stock         3/19/01            P               14,600  A   $1.7188             I   By Lloyd I. Miller,
                                                                                            III, Trust A-4
------------------------------------------------------------------------------------------------------------------

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==================================================================================================================


                                    1 of 5

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:



/s/  Lloyd I. Miller                                             4/09/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                    2 of 5

________________________________________________________________________________
1.   Name and Address of Reporting Person:

 Miller, III                         Lloyd                 I.
--------------------------------------------------------------------------------
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol:

 Aldila, Inc.-ALDA
--------------------------------------------------------------------------------
________________________________________________________________________________
3.   Statement for Month/Year

     March, 2001
--------------------------------------------------------------------------------
________________________________________________________________________________

================================================================================
(Continued)    Table I -- Non-Derivative Securities Acquired, Disposed of
                                 or Beneficially Owned
================================================================================

                                                                                                     6.
                                                       4.                              5.            Owner-
                                                       Securities Acquired (A) or      Amount of     ship
                                          3.           Disposed of (D)                 Securities    Form:
                                          Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    7.
                         2.               Code         ------------------------------- Owned at End  (D) or    Nature of
1.                       Transaction      (Instr. 8)                   (A)             of Month      Indirect  Indirect
Title of Security        Date             ------------     Amount      or     Price    (Instr. 3     (I)       Beneficial
(Instr. 3)              (Month/Day/Year)   Code     V                  (D)             and 4)        (Instr.4) Ownership
-----------------------------------------------------------------------------------------------------------------------------------


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Common Stock             3/21/01           P               34,800      A      $1.5856                   I     By Lloyd I. Miller,
                                                                                                              III, Trust A-4
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Common Stock             3/22/01           P               4,400       A      $1.50      706,403(1)     I     By Lloyd I. Miller,
                                                                                                              III, Trust A-4
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Common Stock             3/15/01           P               4,500       A      $1.8125                   I     By Lloyd I. Miller,
                                                                                                              III, Trust C
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Common Stock             3/21/01           P               35,000      A      $1.5856                   I     By Lloyd I. Miller,
                                                                                                              III, Trust C
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Common Stock             3/27/01           P               3,500       A      $1.5313    395,185(1)     I     By Lloyd I. Miller,
                                                                                                              III, Trust C
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Common Stock                                                                             53,200         D
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Common Stock                                                                             3,600(1)       I     By Lloyd I. Miller,
                                                                                                              III, Trustee GST
                                                                                                              f/b/o Lloyd I. Miller,
                                                                                                              III
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===================================================================================================================================


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
________________________________________________________________________________
1.   Name and Address of Reporting Person

     Miller, III                   Lloyd                    I.
--------------------------------------------------------------------------------

2.   Issuer Name and Ticker or Trading Symbol

     Aldila, Inc.-ALDA
--------------------------------------------------------------------------------
3.   Statement for Month/Year
     March, 2001
================================================================================
(Continued)     Table I -- Non-Derivative Securities Acquired, Disposed of
                             or Beneficially Owned
================================================================================

                                                                                                      6.
                                                       4.                              5.             Owner-
                                                       Securities Acquired (A) or      Amount of      ship
                                          3.           Disposed of (D)                 Securities     Form
                                          Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     7.
                         2.               Code         ------------------------------- Owned at End   (D) or     Nature of
1.                       Transaction      (Instr. 8)                   (A)             of Month       Indirect   Indirect
Title of Security        Date             ------------     Amount      or     Price    (Instr. 3      (I)        Beneficial
(Instr. 3)              (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4)  Ownership
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                          5,000(1)       I          By Lloyd I Miller,
                                                                                                                III, custodian under
                                                                                                                Florida UGMA for
                                                                                                                Tyler Dulmage
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Common Stock                                                                          5,000(1)       I          By Lloyd I Miller,
                                                                                                                III, custodian under
                                                                                                                Florida UGMA for
                                                                                                                Wylie Dulmage
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Common Stock                                                                          3,000(1)       I          By Lloyd I Miller,
                                                                                                                III, co-Trustee
                                                                                                                with Kimberly I
                                                                                                                Miller f/b/o Lloyd I
                                                                                                                Miller, IV and
                                                                                                                Alexandia B. Miller
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                          3,500(1)       I          By Lloyd I Miller,
                                                                                                                III, Trustee GST
                                                                                                                f/b/o Catherine C
                                                                                                                Miller
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Common Stock                                                                          3,200(1)       I          By Lloyd I Miller,
                                                                                                                III, custodian under
                                                                                                                Florida UGMA for
                                                                                                                Alexandra B Miller
====================================================================================================================================

(2) This trust was previously described as "Lloyd I. Miller,III, co-trustee with Kimberly I. Miller." The description herein has been revised only to disclose the beneficiaries of the trust.

________________________________________________________________________________
1.   Name and Address of Reporting Person:

     Miller, III                     Lloyd                I.
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol:

     Aldila, Inc. - ALDA
--------------------------------------------------------------------------------
________________________________________________________________________________
3.   Statement for Month/Year
     March, 2001
________________________________________________________________________________
================================================================================
(Continued)     Table I -- Non-Derivative Securities Acquired, Disposed of
                                 or Beneficially Owned
================================================================================

                                                                                                      6.
                                                       4.                              5.             Owner-
                                                       Securities Acquired (A) or      Amount of      ship
                                          3.           Disposed of (D)                 Securities     Form:
                                          Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    7.
                         2.               Code         ------------------------------- Owned at End   (D) or    Nature of
1.                       Transaction      (Instr. 8)                   (A)             of Month       Indirect  Indirect
Title of Security        Date             ------------     Amount      or     Price    (Instr. 3      (I)       Beneficial
(Instr. 3)              (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) Ownership
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                            5,000(1)       I        By Wife
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Common Stock                                                                            3,200(1)       I        By Lloyd I Miller,
                                                                                                                III, custodian
                                                                                                                under Florida UGMA
                                                                                                                for Lloyd I
                                                                                                                Miller, IV
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Common Stock                                                                            3,500(1)       I        By Lloyd I Miller,
                                                                                                                III, Trustee GST
                                                                                                                f/b/o Kimberly I
                                                                                                                Miller
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Common Stock                                                                            2,000(1)       I        Lloyd I Miller, III,
                                                                                                                LLC
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====================================================================================================================================


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